United States securities and exchange commission logo





                      June 12, 2023

       Jeff Holman
       Chief Financial Officer
       Magellan Midstream Partners, L.P.
       One Williams Center
       P.O. Box 22186
       Tulsa, OK 74121-2186

                                                        Re: Magellan Midstream
Partners, L.P.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-16335

       Dear Jeff Holman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation